Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

December 22, 2021

Guild Holdings Company

5887 Copley Drive

San Diego, California 92111

Ladies and Gentlemen:

You have requested our opinion as counsel of Guild Holdings Company, a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale by certain selling stockholders of 996,644 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 (the “Common Stock”), received by the selling stockholders pursuant to the Merger Agreement dated May 10, 2021, by and between Guild Mortgage Company LLC, Residential Mortgage Services Holdings, Inc., Project Regal Merger Sub, Inc., and RMS Shareholder Representative, LLC (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Merger Agreement and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP    500 Boylston Street    Boston, MA    02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com